Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES COMMENCEMENT OF COMMON STOCK OFFERING

Denver, Colorado, March 4, 2011 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE Amex: TPLM, TSXV: TPO) announced today that it has commenced a public offering of 16,500,000 shares of its common stock. The shares will be sold pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-171958). The Company expects to use the net proceeds from this offering along with cash on hand to fund its drilling and development expenditures, leasehold acquisitions, including its recently announced proposed leasehold acquisitions, and general corporate purposes, including working capital.

Johnson Rice & Company L.L.C. and Canaccord Genuity Inc. are acting as the joint book-running managers, Howard Weil Incorporated is acting as senior co-manager, and BMO Capital Markets, KeyBanc Capital Markets, Pritchard Capital Partners, LLC, Global Hunter Securities, LLC and Rodman & Renshaw, LLC are acting as co-managers for the offering. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from Triangle to cover over-allotments, if any.

Triangle has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC that are incorporated by reference for the offering to which this communication relates. Prospective investors should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Ave, Suite 2775, New Orleans, LA 70113, (504) 525-3767, or from Canaccord Genuity Inc., 1000 Louisiana, 71st Floor, Houston, TX 77002, (713) 331-9901.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Triangle

Founded in 2006, Triangle Petroleum Corporation is an independent oil and gas exploration company that has acquired, or committed to acquire, approximately 30,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks Formations and approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia.

Contact:

Triangle Petroleum Corporation

Jonathan Samuels, Chief Financial Officer

303-260-7125

info@trianglepetroleum.com

Johnson Rice & Company L.L.C.

800-443-5924

or

Canaccord Genuity Inc.

713-331-9901